Exhibit 4.2

INVESTOR RIGHTS AGREEMENT

dated as of August 13, 2018

by and among

AMALGAMATED BANK

and

THE WORKERS UNITED RELATED PARTIES PARTY HERETO

i

ARTICLE V MISCELLANEOUS		27
5.1	Binding Effect; Transfer	27
5.2	Notices	27
5.3	Waiver; Amendment; Termination	27
5.4	Fees and Expenses	28
5.5	Regulatory Matters	28
5.6	Corporate Opportunities	29
5.7	Further Assurances	30
5.8	Governing Law	30
5.9	Jurisdiction	30
5.10	Waiver of Jury Trial	31
5.11	Specific Enforcement	31
5.12	Benefits of Agreement	31
5.13	Counterparts; Effectiveness	31
5.14	Entire Agreement	31
5.15	Severability	31
5.16	Publicity	32
5.17	No Recourse	32

Exhibit A	List of the Workers United Related Parties

Exhibit B	Form of Director Indemnification Agreement

Exhibit C	Bylaws of the Bank

Exhibit D	Charter of the Workers United Advisory Board

Schedule I	Incumbent Directors

ii

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of August 13, 2018 (the “Closing Date”), by and among Amalgamated Bank, a New York state-chartered non-member bank (the “Bank”), the entities listed on Exhibit A hereto (each, respectively, a “Workers United Related Party”).

RECITALS:

WHEREAS, concurrent with the effective time of this Agreement, the Bank is consummating an initial public offering of 6,718,729 shares of the Bank’s Class A Voting Common Stock, par value $0.01 per share (the “Class A Common Stock”), resulting in aggregate gross proceeds of One Hundred and Nineteen Million Seven Hundred and Sixty-One Thousand Three Hundred and Thirty-Nine and 00/100 U.S. dollars ($119,761,339) (the “IPO”).

WHEREAS, the IPO constitutes “Qualifying Registration Event” as defined in the Investor Rights Agreement, dated as of April 11, 2012, by and among the Bank and the various stockholders party thereto (the “Existing Agreement”) and, accordingly, the Existing Agreement will terminate pursuant to Section 6.3(e)(iii) thereof upon consummation of the IPO;

WHEREAS, the Bank and the Workers United Related Parties desire to provide herein for certain agreements with respect to the corporate governance, shareholdings and certain other matters relating to the Bank following the IPO.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such other Person, provided that no security holder of the Bank shall be deemed to be an Affiliate of any other security holder of the Bank or any of its Subsidiaries solely by reason of any investment in the Bank or its Subsidiaries. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Regulator” means the Federal Reserve, the FDIC, the New York State Department of Financial Services, the Federal Trade Commission, the United States Department of Justice or any other federal, state, local or foreign regulatory agency or subdivision, related entity or instrumentality thereof having jurisdiction over any Person.

“Associate” (including its correlative meaning “Associated with”) of a specified Person means any individual who is a current or former director, officer, employee or controlling equity holder of such specified Person, a member of the Immediate Family of such specified Person or of any director, officer or controlling equity holder of such specified Person, or currently a party to a contractual relationship with such specified Person pursuant to which such individual is entitled to receipt of material pecuniary consideration.

“Bank Securities” means (i) Class A Common Stock, (ii) securities convertible into or exercisable or exchangeable for Class A Common Stock, (iii) any other equity or equity-linked security issued by the Bank, including any preferred stock issued by the Bank, and (vi) options, warrants or other rights to acquire Common Stock, Preferred Stock or any other equity or equity-linked security issued by the Bank, including any preferred stock issued by the Bank.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Bylaws” means the bylaws of the Bank, as amended and restated from time to time.

“Board” means the board of directors of the Bank.

“Business Day” means, with respect to any act to be performed hereunder, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York or other applicable places where such at is to occur are authorized or obligated by applicable law, regulation or executive order to close.

“Charter” means the organization certificate of the Bank, as amended or restated from time to time.

“Closing” means the closing of the IPO.

“Director” means, unless otherwise provided, a member of the Board.

“Exchange” means The Nasdaq Global Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor agency or entity.

“Federal Reserve” means the Board of Governors of the Federal Reserve System, or any successor agency or entity.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“GAAP” shall mean U.S. generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Immediate Family” means, with respect to any individual, such individual’s spouse, lineal ancestors, lineal blood or adopted descendants and any trust for any of their benefit or any partnership or limited liability company in which only such Persons own equity interests

“Independent Nominee” means a person who is nominated for election to the Board, or is currently serving as a Director, and is “independent” in accordance with the rules of the Exchange and applicable Law.

“Law” means any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity.

“Material Subsidiary” shall mean any Subsidiary of the Bank which (together with such Subsidiary’s Subsidiaries) represents ten percent (10%) or more of the net income for the trailing four quarters or, on a book value basis, ten percent (10%) or more of the assets of the Bank and its Subsidiaries, taken as a whole.

“Permitted Transferee” shall mean any general or limited partner, member, stockholder, parallel investment fund, co-investment fund, successor investment fund or Affiliate of a Stockholder, or a trust the beneficiaries of which include only such general or limited partner, member, stockholder or Affiliate; provided that a Transfer or other disposition to the general or limited partners, members or stockholders of such Stockholder shall not be deemed to be a sale or other disposition to a Permitted Transferee unless the sale or other disposition is made on a pro rata basis to all such partners, members or stockholders; provided further, that in the case of a Stockholder who is a Workers United Related Party, “Permitted Transferee” shall include any other Workers United Related Party.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Pro Rata Portion” means, with respect to any Stockholder relative to any specified group of Stockholders at any time, (i) the total number of shares of Class A Common Stock held by such Stockholder at such time divided by (ii) the total number of shares of Class A Common Stock held by all members of such group at such time, and, in the case of each (i) and (ii), treating for these purposes any Bank Securities convertible into or exercisable or exchangeable for Class A Common Stock as shares of Class A Common Stock in an amount equal to the number of shares of Class A Common Stock into which such Bank Securities are then convertible.

“Qualifying Registration Event” has the meaning ascribed thereto in the Existing Agreement and the Registration Rights Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of April 11, 2012, by among the Bank and the stockholders named therein.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency or entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof .

“Subsidiary Securities” means any shares of capital stock or equity securities of any Subsidiary of the Bank, any options, warrants or other rights to acquire any shares of capital stock or equity securities of any Subsidiary of the Bank and any other securities convertible into or exercisable or exchangeable for (or entitling the holder thereof to subscribe for) any shares of capital stock or equity securities of any Subsidiary of the Bank.

“Transfer” means, with respect to the Bank Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Bank Securities or any participation or interest therein, or agree or commit to do any of the foregoing or enter into any hedging or other derivative transaction that has the effect of materially changing the economic benefits or risks of ownership of any Bank Securities and (ii) when used as a noun, sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Bank Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing or the entry into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits or risks of ownership of any Bank Securities.

“Voting Securities” shall mean shares of Class A Common Stock and any other securities of the Bank entitled to vote together with the Class A Common Stock as a single class on all matters with respect to which the Class A Common Stock is entitled to vote (whether owned as of the date hereof or hereafter acquired).

“Workers United Related Parties” means Workers United and any joint boards, locals or similar organizations authorized under the constitution of Workers United and listed on Exhibit A hereto.

“WURP Nominee” means a director designated or to be designated by Workers United pursuant to this Agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble

Bank	Preamble

Class A Common Stock	Recitals

Closing Date	Preamble

Demand Offering	3.2

Designated Committee	2.5(c)

Exercise Notice	3.1(c)

Existing Agreement	Recitals

FDIC Policy Statement	3.2

Investor Stockholder Nominee	Schedule I

IPO	Recitals

Issuance Notice	3.1(b)

Offering Expenses	3.6

Opinion of Counsel	4.4(f)

Piggyback Offering	3.3

Replacement WURP Nominee	2.3(c)

Suspension Notice	3.5(e)

Vacancy Event	2.3(c)

Volume Limitation	3.1(c)(i)

Workers United Related Party	6.6(b)

Workers United Related Party Nominees	2.2(b)(iii)

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import. References to any agreement or contract, including this Agreement, mean such agreement or contract as amended, modified, extended or supplemented from time to time in accordance with the applicable provisions hereof and thereof. Unless otherwise specified, references in this Agreement to any Law or regulation include references to such Law or regulation as amended, modified or replaced from time to time and any Laws or regulations made pursuant to such Law or regulation; provided, that nothing in this Section 1.2 shall operate to increase the liability of any party beyond that which would have existed had this sentence in this Section 1.2 been omitted. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References to one gender include all genders and references to the singular include the plural and vice versa. References to Articles, Sections, Exhibits and Schedules are to articles, sections, exhibits and schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. The Table of Contents and the headings of Articles and Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

ARTICLE II

CORPORATE GOVERNANCE

2.1 Number of Directors and Board Chair. For so long as the Workers United Related Parties, together with their Affiliates and Permitted Transferees, collectively continue to hold a number of shares of Class A Common Stock that represents at least:

(a) Ten percent (10%) of the total voting power of all then-outstanding Voting Securities, the Bank and each of the Workers United Related Parties shall take all requisite corporate action within its control as is reasonably necessary to ensure that the number of Directors is fixed by the Bylaws at thirteen (13).

(b) Twenty percent (20%) of the total voting power of all then-outstanding Voting Securities, the Bank, and each of the Workers United Related Parties shall take all requisite corporate action within its control as is reasonably necessary to ensure that the Board Chair is a WURP Nominee.

2.2 Initial Composition of the Board.

(a) At and immediately following the Closing, the individuals set forth on Schedule I shall be the incumbent Directors.

(b) From and after the Closing, the Bank shall take all requisite corporation action with respect to the nomination of Directors for service on the Board, subject in each case, to satisfaction of all applicable legal and governance requirements regarding service as a Director, as follows:

(i) For so long as the Workers United Related Parties, together with their Affiliates and Permitted Transferees, collectively continue to hold a number of shares of Class A Common Stock that represents:

(A) at least twenty percent (20%) of the total voting power of all then-outstanding Voting Securities, five nominees shall be WURP Nominees; provided, however, that two of the five WURP Nominees shall each also be an Independent Nominee;

(B) between fifteen percent (15%) and nineteen and 9/10s percent (19.9%) of the total voting power of all then-outstanding Voting Securities, four nominees shall be WURP Nominees; provided, however, that two of the four WURP Nominees shall also be an Independent Nominee;

(C) between ten percent (10%) and fourteen and 9/10s percent (14.9%) of the total voting power of all then-outstanding Voting Securities, three nominees shall be WURP Nominees; provided, however, that one of the three WURP Nominees shall also be an Independent Nominee; and

(D) between five percent (5%) and nine and 9/10s percent (9.9%) of the total voting power of all then-outstanding Voting Securities, two nominees shall be WURP Nominees; provided, however, that one of the two WURP Nominees shall also be an Independent Nominee.

(ii) in each case and subject to the Board nomination rights of any other stockholder, the remaining nominees shall be designated by the Nominating and Governance Committee of the Board.

(c) Each of the WURP Nominees shall hold office until the earlier of (x) a Vacancy Event with respect to such WURP Nominee and (y) the election of a Replacement WURP Nominee in accordance with the provisions of Section 2.3 or the resignation of the WURP Nominee in accordance with Section 2.3(b).

(d) If, at any time, the Workers United Related Parties, together with their Affiliates and Permitted Transferees, shall no longer own at least the percentage of Voting Securities specified in subsection (b)(i)(A), (b)(i)(B), (b)(i)(C), or (b)(i)(D) above, then Workers United’s right to designate the specified number of WURP Nominees shall be reduced accordingly and, upon the resignation or removal of a WURP Nominee in accordance with Section 2.3(b), and as soon as practicable after such resignation or removal, the Board of Directors shall elect an Independent Nominee to fill the vacancy thereby created.

(e) The Bank agrees to use commercially reasonable efforts to cause each individual nominated pursuant to and in accordance with this Section 2.2 to be elected to the Board (including but not limited to, (i) causing the Board to appoint such nominee to the Board, (ii) recommending such nominee to its stockholders at the Bank’s annual meeting of stockholders and (iii) soliciting proxies for such nominee) in order to ensure that the composition of the Board is as contemplated by this Section 2.2.

(f) Workers United shall, and shall cause any WURP Nominee, promptly to provide to the Bank all information concerning a WURP Nominee that is reasonably necessary to submit any notice or application required by any Governmental Entity in connection with the appointment or election of such WURP Nominee to the Board; provided, however, that Workers United and the WURP Nominee shall not be required to furnish the Bank with any sensitive personal biographical or personal financial information of the WURP Nominee so long as Workers United or the WURP Nominee, as the case may be, will furnish directly to the applicable Governmental Entity such information and will confirm such submission in writing to the Bank.

2.3 Elections; Vacancy; Removal.

(a) Each Workers United Related Party agrees that, at any time it is entitled to vote for the election of Directors to the Board, it shall vote its Voting Securities entitled to vote for such Directors or execute proxies or written consents, as the case may be, and take all other actions reasonably necessary (including causing the Bank to call and hold a special stockholders meeting) in order to ensure that the composition of the Board is as contemplated in Section 2.2.

(b) If the number of WURP Nominees that Workers United is entitled to nominate pursuant to Section 2.2(b)(i) shall have decreased, then Workers United shall use its reasonable best efforts to cause one or more WURP Nominees to immediately resign from the Board in order to bring the number of WURP Nominees into compliance with Section 2.2(b)(i) based upon the then current percentage of total voting power of Voting Securities held by the Workers United Related Parties.

(c) The Workers United Related Parties shall have the exclusive right to nominate the replacement for a WURP Nominee (each, a “Replacement WURP Nominee”) upon the death, disability, resignation, retirement, disqualification, removal or otherwise (each a “Vacancy Event”) of such WURP Nominee (except vacancies arising pursuant to Section 2.3(b)). Subject to receipt of any necessary regulatory approvals, the Bank agrees to use its reasonable best efforts to cause any Replacement WURP Nominee to be elected to the Board as soon as practicable following the occurrence of a Vacancy Event with respect to a WURP Nominee (including, but not limited to, (i) causing the Board to elect such Replacement WURP Nominee to fill the vacancy resulting from such Vacancy Event, (ii) recommending that the stockholders vote in favor of such WURP Nominee at each subsequent annual meeting, and (iii) soliciting proxies for the election of such Replacement WURP Nominee).

(d) If as a result of a Vacancy Event, there shall exist or occur any vacancy on the Board (other than a Vacancy Event with respect to a WURP Nominee), (i) subject to receipt of any necessary regulatory approvals, the Bank shall take all action required to fill such vacancy resulting therefrom to the extent necessary to ensure that the composition of the Board shall be in accordance the terms of this Agreement and (ii) each Workers United Related Party shall take all necessary action (including voting its Voting Securities) to implement the actions referred to in clause (i).

2.4 Board Compensation. The Bank shall reimburse each WURP Nominee for his or her reasonable out-of-pocket expenses incurred by such WURP Nominee in connection with attending regular and special meetings of (i) the Board and any committee thereof and (ii) the board of directors of any Subsidiary of the Bank and any committee thereof.

2.5 Board Procedures. The Board shall follow the following procedures:

(a) Voting. Either (i) the approval by a vote of at least a majority of the entire Board or (ii) the written consent of all of the Directors shall be required for all actions requiring approval of the Board; provided that, if, at the time of the meeting for the taking of such vote or at the time of the taking of any such action by written consent, there is a vacancy on the Board and a Replacement WURP Nominee has been nominated to fill such vacancy pursuant to Section 2.3, the first order of business to be conducted at such meeting or pursuant to such consent shall be to fill such vacancy by appointing such Replacement WURP Nominee, provided that any required regulatory approvals shall have been obtained in order for such appointment to be effective. For the avoidance of doubt and unless otherwise required under Law, unanimous written consent of the Board shall only require the written consent of the Directors then in office; provided that if there is a vacancy with respect to a WURP Nominee, notice of any Board meeting (other than a regularly scheduled Board meeting) or action to be taken by written consent must be provided to Workers United at least ten (10) Business Days prior thereto and Workers United shall have the ability to nominate a Replacement WURP Nominee to fill such vacancy and, provided that any required regulatory approvals shall have been obtained, the first order of business to be conducted at such meeting or pursuant to such consent shall be to fill such vacancy by appointing such Replacement WURP Nominee prior to any other action or before such written consent of the Board shall be effective.

(b) Quorum. Except as otherwise required by Law, the presence of at least fifty percent (50%) of the entire Board is required for a quorum of the Board. Board members may be present by teleconference.

(c) Committees. The Board shall at all times have an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, Credit/Enterprise Risk Committee and a Trust Committee (each, a “Designated Committee”). The composition of each committee shall be determined by the Board as a whole and shall comply with the guidance of Applicable Regulators, applicable Law and rules of the Exchange, provided, however, that:

(i) the Board Chair shall chair the Executive Committee and the other members of the Executive Committee shall be the Chief Executive Officer of the Bank and the chair of each Designated Committee;

(ii) for so long as Workers United is entitled under Section 2.2(b)(i) of this Agreement to designate two WURP Nominees who are also Independent Nominees:

(i) at least one such Independent Nominee shall be appointed to and serve on the Audit Committee;

(ii) at least one such Independent Nominee shall be appointed to serve on the Compensation Committee; and

(iii) at least one such Independent Nominee shall be appointed to serve on the Nominating and Governance Committee.

(iii) for so long as Workers United is entitled under Section 2.2(b)(i) of this Agreement to designate one WURP Nominee who is also an Independent Nominee, that Independent Nominee shall be appointed to at least two of the Designated Committees; and

(iv) a WURP Nominee shall chair the Trust Committee.

(d) Information for Directors. Each WURP Nominee shall have the right to receive from the Bank as promptly as reasonably practicable such information with respect to the Bank or any of its Subsidiaries as such WURP Nominee reasonably requests, including (i) as soon as practicable and, in any event, within sixty (60) days after the beginning of each fiscal year, the Bank’s annual operating budget for such fiscal year, (ii) promptly following the preparation thereof, a copy of any revisions to the annual operating budget delivered pursuant to the preceding clause (i); and (iii) as soon as practicable, and in any event within twenty (20) days after the end of each month, the monthly management reporting packages of the Bank and, to the extent the following items are not included in the monthly management reporting packages, the unaudited consolidated balance sheet of the Bank and its Subsidiaries as at the end of such month and the related unaudited statement of operations and cash flow for such month, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP consistently applied, setting forth in comparative form the figures for the corresponding month and portion of the previous fiscal year, and the figures for the corresponding month and portion of the then current fiscal year as in the Bank’s annual operating budget. Subject to Sections 4.1 and 4.2, each WURP Nominee shall be allowed to share any information received pursuant to this Section 2.5(d) with the Workers United Related Parties and their Affiliates, to the fullest extent permitted under applicable Law.

(e) Insurance. The Bank shall maintain directors’ and officers’ liability insurance and fiduciary liability insurance with insurers of recognized financial responsibility in such amounts as the Board determines to be prudent and customary for the Bank’s business and operations.

(f) Indemnification Agreements. Each WURP Nominee shall have the option to enter into an indemnification agreement with the Bank, substantially in the form attached as Exhibit B hereto.

2.6 Workers United Advisory Board. The Board shall establish and maintain a Workers United Advisory Board, the composition of which shall be determined by Workers United pursuant to the charter attached hereto as Exhibit D.

2.7 Subsidiaries. The Bank shall take, and shall cause its Material Subsidiaries to take, such actions to ensure that the provisions of the Material Subsidiaries’ organizational documents applicable to corporate governance reflect the provisions of this Agreement and the Charter and Bylaws, except, in each case, as may be necessary to comply with applicable Law.

2.8 Other Documents and Agreements. As of the date of this Agreement, the Bylaws shall be as set forth on Exhibit C. Each Workers United Related Party shall vote, and shall use its best efforts to cause its Affiliates to vote, all of the total voting power of all then-outstanding Voting Securities owned by the Workers United Related Party and their Affiliates, as the case may be, or which either is entitled to vote, to ensure that the Charter and Bylaws do not at any time conflict with the provisions of this Agreement. No Workers United Related Party shall, and each Workers United Related Party shall cause its Affiliates not to, grant any proxy (other than to representatives of the Bank to vote in accordance with the recommendation of the Board) or enter into or agree to be bound by any voting trust or voting agreement with respect to any Voting Securities, nor shall any Workers United Related Party, and each Workers United Related Party shall cause its Affiliates not to, enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Voting Securities on terms inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Stockholders or with holders of Voting Securities that are not parties to this Agreement), including but not limited to agreements or arrangements with respect to the acquisition, disposition or voting of Voting Securities.

ARTICLE III

RIGHTS AND RESTRICTIONS WITH RESPECT TO POST-IPO SALES

3.1 Post-IPO Restrictions on Sales.

(a) On or before the date of this Agreement, each Workers United Related Party shall have entered into an agreement with the underwriters of the IPO pursuant to which they each agree not to sell or otherwise transfer shares of Class A Common Stock in any public or private transaction for 180 days following the Closing without the prior written consent of the underwriters.

(b) During the one-year period immediately following the Closing, each Workers United Related Party hereby agrees not to sell or otherwise transfer shares of Class A Common Stock in any public or private transaction without the prior written consent of the Bank.

(c) Subsequent to the one-year restriction period provided in Section 3.1(b), the Workers United Related Parties, together with their Affiliates and Permitted Transferees, shall be permitted to sell shares to the public (1) pursuant to Section 3.2 or 3.3 below or (2) if the following conditions are satisfied:

(i) the amount of Class A Common Stock to be sold falls within the volume limitations specified by Rule 144(e) promulgated under the Securities Act on sales of non-exempt securities by affiliates of an issuer (the “Volume Limitation”); provided, however; that the Workers United Related Parties may exceed the Volume Limitation with the consent of the Bank, which shall not be unreasonably withheld; and

(ii) the manner in which the Class A Common Stock is to be sold complies with the requirements specified by Rule 144(f) promulgated under the Securities Act on sales of non-exempt securities by affiliates of an issuer.

(d) Subsequent to the one-year restriction period provided in Section 3.1(b), the Workers United Related Parties, together with their Affiliates and Permitted Transferees, shall be permitted to sell shares in privately negotiated transactions if one of the following conditions is satisfied:

(i) immediately after such sale, the buyer is not an “affiliate” of the Bank as such term is defined by Rule 144(a)(1) promulgated under the Securities Act; or

(ii) immediately after such sale, the buyer is an “affiliate” of the Bank as such term is defined by Rule 144(a)(1) promulgated under the Securities Act and enters into an agreement with the Bank that imposes limitations on the ability of such buyer to sell the shares of Class A Common Stock purchased in such private transaction except in compliance with the restrictions imposed by Section 3.1(c) and (d) of this Agreement on the Workers United Related Parties.

3.2 Demand Offerings.

(a) At any time after six (6) months following the Closing, upon the written request of Workers United, Workers United may provide the Bank with notice of its intent to effect an underwritten public offering of all or part of the shares Class A Common Stock held by one or more of the Workers United Related Parties (a “Demand Offering”), which written request shall specify an investment banking firm of national reputation that has agreed to utilize commercially reasonable efforts to effect an underwritten offering of such Workers United Related Parties’ Class A Common Stock. The Bank shall utilize commercially reasonable efforts to promptly, and in any event not later than thirty (30) days after receipt of such notice to prepare an offering circular for an offering of such Workers United Related Parties’ shares of Class A Common Stock that is compliant with the FDIC’s Statement of Policy Regarding Use of Offering Circulars in Connection with Public Distributions of Bank Securities (the “FDIC Policy Statement”). The Workers United Related Parties shall be limited to one Demand Offering in any 90-day period. A Demand Offering will not count as one of the permitted Demand Offerings if the conditions to closing specified in the underwriting agreement in customary form entered into in connection with the such Demand Offering are not satisfied or waived, except if the failure of such closing conditions to be satisfied is caused by any Workers United Related Party or the investment banking firm selected by Workers United is not able to sell all of the

Class A Common Stock requested to be included in such Demand Offering at a per share price acceptable to such Workers United Related Parties due to adverse market conditions. If the underwriter of the requested Demand Offering advises the Bank in writing (with a copy to Workers United) that in its opinion the number of shares of Class A Common Stock proposed to be included in any Demand Offering exceeds the number of securities which can be sold in such offering and/or that the number of shares of Class A Common Stock proposed to be included in any Demand Offering would adversely affect the price per share of the Class A Common Stock to be sold in such offering, the Bank shall include in such Demand Offering only the number of shares of Class A Common Stock which in the opinion of such underwriter can be so sold. If the number of shares which can be sold is less than the number of shares of Class A Common Stock proposed to be sold in the Demand Offering, the amount of Class A Common Stock to be so sold shall be allocated (i) first, pro rata among the such Workers United Related Parties desiring to participate in such Demand Offering on the basis of the amount of such Class A Common Stock initially proposed to be sold in the Demand Offering and (ii) second, to any other stockholders with registration rights, and (iii) third, to the Bank. The Bank shall not be obligated to effect any Demand Offering unless Workers United requests to effect the offering of Class A Common Stock having an anticipated aggregate offering price, net of any underwriting discounts or commissions, of at least fifty million dollars ($50,000,000). The Bank may postpone for up to one hundred twenty (120) calendar days the delivery of an offering circular for a Demand Offering if, based on the good faith judgment of the Board, such postponement is necessary in order to avoid premature disclosure of a material matter required, as determined by the Bank after consultation with outside counsel, to be otherwise disclosed in the offering circular that the Board has determined would not be in the best interest of the Bank to be disclosed at such time; provided, however, that the Bank shall not be entitled to so postpone unless it shall concurrently (A) require the suspension of sales in the open market by senior executives and/or directors of the Bank in accordance with the Bank’s insider trading policy from time to time in effect and (B) itself refrain from any public offering and open market purchases during the postponement; and provided, further, however, that if the Bank postpones the delivery of an offering circular pursuant to this sentence, Workers United shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Offering shall not count as a Demand Offering for purposes of the 90-day restriction period provided in Section 3.2(a). The Bank shall provide written notice to Workers United requesting such Demand Offering and all other Workers United Related Parties of (x) any postponement of the delivery of an offering circular pursuant to this Section 3.2 and (y) the Bank’s decision to deliver an offering circular following such postponement.

3.3 Participation Rights in Underwritten Offerings.

(a) Whenever the Bank proposes to effect an underwritten offering of Class A Common Stock (a “Piggyback Offering”), either for its own account or for the account of one or more stockholders other than a Workers United Related Party, the Bank shall give prompt written notice (in any event within ten (10) calendar days after its receipt of notice of any exercise of Demand Offering rights) to all Workers United Related Parties of its intention to effect a Piggyback Offering, which notice the Workers United Related Parties shall keep confidential, and, subject to Sections 3.3(b) and 3.3(c), shall include in such Piggyback Offering on the same terms as the Bank and other Persons selling securities in connection with such Piggyback Offering, all shares of Class A Common Stock with respect to which the Bank has received written requests for inclusion therein from a Workers United Related Party within fifteen (15) calendar days after the receipt by such Workers United Related Party of the Bank’s notice. The Bank’s notice shall specify, at a minimum, the number of shares of Class A Common Stock proposed to be offered and sold, the proposed date of commencing the Piggyback Offering , the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known) and a good faith estimate by the Bank of the proposed minimum offering price of the Class A Common Stock. The Bank may postpone a Piggyback Offering at any time in its sole discretion; provided that such postponement does not relieve the Bank of its obligations to pay offering expenses pursuant to Section 3.6. Each Workers United Related Party shall be permitted to withdraw all or part of its Class A Common Stock from a Piggyback Offering at any time prior to the closing of such Offering.

(b) If a Piggyback Offering is an underwritten primary Offering on behalf of the Bank, and the managing underwriters advise the Bank in writing that in their opinion the number of equity securities requested to be included in such Offering exceeds the number which can be sold in such offering and/or that the number of shares of Class A Common Stock proposed to be included in any such Offering would adversely affect the price per share of the Bank’s equity securities to be sold in such offering, the Bank shall include in such Offering (i) first, the equity securities the Bank proposes to sell for its own account, and (ii) second, the shares of Class A Common Stock requested to be included in such Offering, pro rata among the Workers United Related Parties and any other stockholder seeking to exercise piggyback participation or registration rights on the basis of the number of shares requested to be registered by such Workers United Related Parties and such other stockholders.

(c) If any Piggyback Offering is an underwritten primary offering on behalf of the Bank, the Bank shall have the right to select the managing underwriter or underwriters to administer any such offering. In any other Piggyback Offering, the selling stockholder selling the largest number of shares shall have the right to select the managing underwriter or underwriters to administer such offering.

3.4 Holdback Agreements. In the event of an underwritten offering of Class A Common Stock by the Bank, each Workers United Related Party hereby agrees that, if requested by the applicable managing underwriter, it will not, without the prior written consent of the applicable managing underwriter, during the period commencing on the date of the final offering circular relating to such offering and ending on the date specified by the Bank and the managing underwriter (such period not to exceed one hundred and eighty (180) calendar days) except for such shares of Class A Common Stock as shall be included in such offering, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Class A Common Stock owned by such Workers United Related Party or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Class A Common Stock, whether any such transaction described is to be settled by delivery of the Class A Common Stock or other securities, in cash, or otherwise; provided, however, that the foregoing will apply only if the then named executive officers (or senior officers performing comparable functions) and directors of the Bank then holding securities of the Bank enter into similar agreements. The foregoing provisions of this Section 3.4 will not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. Each Workers United Related Party further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.4; provided, that the named executive officers (or senior officers performing comparable functions) and directors of the Bank then holding securities of the Bank enter into similar agreements if requested by the underwriters or placement agent.

3.5 Offering Procedures.

(a) Whenever any Class A Common Stock is to be offered pursuant to Section 3.2 or 3.3 of this Agreement, the Bank shall use its reasonable best efforts to effect the offering and sale of such Class A Common Stock in accordance with the intended methods of disposition thereof, and pursuant thereto the Bank shall as expeditiously as possible:

(i) prepare and as soon as practicable (but in any event within thirty (30) calendar days after receipt of a request pursuant to Section 3.2 use commercially reasonable efforts to make available an offering circular consistent with the FDIC Policy Statement;

(ii) prepare supplements to such offering circular used in connection therewith as may be necessary to keep such offering circular compliant with the FDIC Policy Statement for such a period as is necessary to complete the disposition of the securities offered thereby (subject to Sections 3.2 of this Agreement) and comply with the provisions of the FDIC Policy Statement with respect to the disposition of all securities covered by such offering circular during such period in accordance with the intended methods of disposition set forth therein;

(iii) furnish to each seller of Class A Common Stock such number of copies of such offering circular, and each supplement thereto and such other documents as such seller may reasonably request in order to facilitate the disposition of the Class A Common Stock owned by such seller;

(iv) use its reasonable best efforts to qualify such Class A Common Stock under such other securities or “blue sky” laws of such jurisdictions as any seller and any underwriter(s) reasonably requests and do any and all other acts and things which may be reasonably requested by such seller or underwriter that is necessary or advisable to enable such seller aid any underwriter(s) to consummate the disposition in such jurisdictions of the Class A Common Stock owned by such seller (provided, that the Bank will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iv), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(v) notify each seller of such Class A Common Stock, at any time when an offering circular relating thereto, of the occurrence of any event as a result of which the offering circular contains an untrue statement of a material fact or omits any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such seller, the Bank shall promptly prepare a supplement to such offering circular so that, as thereafter delivered to the purchasers of such Class A Common Stock, such offering circular shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi) in the case of an underwritten offering, enter into customary agreements (including underwriting agreements in customary form) and take such other reasonable and customary actions as deemed advisable by the underwriter(s) in order to expedite or facilitate the disposition of such Class A Common Stock (including, without limitation and to the extent reasonably customary, effecting a stock split or a combination of shares and making members of senior management of the Bank available to participate in, and cause them to cooperate with the underwriters in connection with, “road-show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Class A Common Stock)) and cause to be delivered to the underwriters opinions of counsel to the Bank in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the underwriters may request and addressed to the underwriters;

(vii) to the extent reasonably customary, make available, for inspection by any seller of Class A Common Stock, any underwriter participating in any disposition pursuant to such offering circular, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Bank, and cause the Bank’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such offering;

(viii) use its reasonable best efforts to cause all such Class A Common Stock to be listed on each securities exchange or quotation system on which securities of the same class issued by the Bank are then listed, or if no such similar securities are then listed, on a national securities exchange selected by the Bank; provided that the Workers United Related Parties acknowledge that each national securities exchange has listing standards, which may operate to limit the entities of which securities may be listed on such exchange, or which classes or series of such securities may be so listed, on the basis of size, operations, corporate governance, authorized or issued capital stock, number of stockholders or securities outstanding or otherwise, and the Workers United Related Parties hereby acknowledge and agree that the Bank will not be required to alter or seek to alter its size, operations or other quantitative measures of business, or its issued capital stock or number of stockholders or securities outstanding, in order to meet or seek to meet the listing standards of any national securities exchange; provided, further, that the Bank will not be obligated to effect a listing on more than one securities exchange;

(ix) provide a transfer agent and registrar for all such Class A Common Stock not later than the closing date of the offering;

(x) cooperate with the holders of Class A Common Stock being offered pursuant to the offering circular to issue and deliver, or cause its transfer agent to issue and deliver, certificates (or shares in book-entry form) representing Class A Common Stock to be offered pursuant to the offering circular within a reasonable time after the delivery of certificates (or shares in book-entry form) representing the Class A Common Stock to the transfer agent or the Bank, as applicable, and enable such certificates (or shares in book-entry form) to be in such denominations or amounts as the Workers United Related Parties may reasonably request and registered in such names as the Workers United Related Parties may request;

(xi) if requested, cause to be delivered, immediately prior to the closing of the offering (and, in the case of an underwritten offering, at the time of delivery of any Class A Common Stock sold pursuant thereto), comfort letters from the Bank’s independent certified public accountants addressed to each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Exchange Act and the applicable rules and regulations thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with primary or secondary underwritten public offerings, as the case may be;

(xii) promptly notify each seller of Class A Common Stock and the underwriter or underwriters, if any:

(1)	when the offering circular has become available;

(2)

of any written request by the FDIC for amendments or supplements to the offering circular or of any inquiry by the FDIC relating to the offering circular, with a copy of the same, and an oral or written summary of any such oral requests;

(3)

of the notification to the Bank by the FDIC of its initiation or threat of any proceeding with respect to the issuance by the FDIC of any stop order suspending the offering, of the issuance by the FDIC of a notification of objection to the use of the offering circular; and

(4)

of the receipt by the Bank of any notification or threat with respect to the suspension of the qualification of any Class A Common Stock for sale under the applicable securities or “blue sky” laws of any jurisdiction;

(xiii) use its reasonable best efforts to obtain the withdrawal of any order suspending the permissible use of the offering circular at the earliest possible moment; and

(xiv) provide a CUSIP number for the Class A Common Stock and take such other customary actions as shall be reasonably requested by Workers United Related Parties holding a majority of the shares of Class A Common Stock to be sold or the underwriters in order to expedite or facilitate the disposition of such Class A Common Stock.

(b) No offering circular (including any supplements thereto) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing shall not apply, with respect to any Workers United Related Party, for an untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in reliance on and in conformity with written information furnished to the Bank by or on behalf of such Workers United Related Party specifically for use in such offering circular).

(c) The Bank will promptly respond to any and all comments received from the FDIC on any offering circular, with a view towards causing such offering circular or any supplement thereto to be cleared for use by the FDIC as soon as practicable.

(d) The Bank may require each seller of Class A Common Stock as to which any offering is being effected to furnish to the Bank any information regarding such seller and the distribution of such securities as the Bank may from time to time reasonably request in writing in order to comply with applicable securities laws and effect the offering of any Class A Common Stock pursuant to the terms hereof.

(e) Each seller of Class A Common Stock agrees by having its stock offered pursuant to this Agreement that, upon written notice from the Bank, after consultation with outside counsel, of the happening of any event as a result of which the offering circular contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a “Suspension Notice”), such seller will forthwith discontinue disposition of Class A Common Stock until such seller is advised in writing by the Bank that the use of the offering circular may be resumed and is furnished with a supplemented offering circular as required by Section 3.5(a)(iii) hereof, and, if so directed by the Bank, such seller will deliver to the Bank (at the Bank’s expense) all copies, other than permanent file copies then in such seller’s possession, of the offering circular covering such Class A Common Stock current at the time of receipt of such notice; provided, however, that the Bank shall promptly use its reasonable best efforts to take such other action so as to obviate the need for a Suspension Notice as soon as reasonably practicable in the good faith judgment of the Bank and promptly deliver sufficient copies of such supplemented offering circular pursuant to Section 3.5(a)(iii) to such sellers to resume such disposition; and provided further that such postponement of sales of Class A Common Stock by the Workers United Related Parties shall not exceed ninety (90) calendar days in the aggregate in any one year. Each seller of Class A Common Stock further agrees by having its stock treated as Class A Common Stock hereunder that it shall maintain in confidence and not disclose the receipt of any Suspension Notice. If the Bank shall give any notice to suspend the disposition of Class A Common Stock pursuant to an offering circular, the Bank shall extend the period of time during which the Bank is required to maintain the offering circular current pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date such seller either is advised by the Bank that the use of the offering circular may be resumed or receives the copies of the supplemented or amended offering circular contemplated by Section 3.5(a)(iii). In any event, the Bank shall not deliver more than three Suspension Notices in any one year.

(f) If any such offering circular refers to any Workers United Related Party by name or otherwise as the holder of any securities of the Bank, then such Workers United Related Party shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such Workers United Related Party, to the effect that the holding by such Workers United Related Party of such securities does not necessarily make such holder a “controlling person” of the Bank within the meaning of the Securities Act and is not to be construed as a recommendation by such Workers United Related Party of the investment quality of the Bank’s securities covered thereby and that such holding does not imply that such Workers United Related Party will assist in meeting any future financial requirements of the Bank, or (ii) in the event that such reference to such Workers United Related Party by name or otherwise is not required by the FDIC Policy Statement or any similar federal statute then in force, the deletion of the reference to such Workers United Related Party.

(g) In connection with the preparation of each offering circular offering the Workers United Related Parties’ Class A Common Stock, the Bank will give such Workers United Related Parties and the underwriters, if any, and their respective counsel and accountants, drafts of such offering circulars for their review and comment prior to distribution (with a reasonable period of time to review and comment prior to such filing).

3.6 Registration Expenses.

(a) All expenses incident to the Bank’s performance of or compliance with Article III of this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or “blue sky” laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing offering circulars in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Bank and all independent certified public accountants and other Persons retained by the Bank (all such expenses being herein called “Offering Expenses”) (but not including any underwriting discounts or commissions or transfer taxes (if any) attributable to the sale of Class A Common Stock or fees and expenses of more than one counsel representing Workers United Related Parties (as set forth in Section 3.6(b)) shall be borne by the Bank. In addition, the Bank shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed.

(b) In connection with each offering initiated under this Article III, the Bank shall reimburse the Workers United Related Parties covered by such registration or sale for the reasonable fees and disbursements of one law firm chosen by the Workers United Related Parties included in such offering.

(c) The obligation of the Bank to bear the expenses described in Section 3.6(a) and to reimburse the Workers United Related Parties for the expenses described in Section 3.6(b) shall apply irrespective of whether any sales of Class A Common Stock by Workers United Related Parties ultimately take place; provided that the Bank’s obligations under Section 3.6(b) shall not apply with respect to any Demand Offering that is withdrawn by Workers United (in which case the Workers United Parties whose shares of Class A Common Stock were proposed to be offered shall be solely responsible for the payment of any third-party out-of-pocket expenses of the Bank in connection with such offering).

3.7 Indemnification. Upon an underwritten offering of Class A Common Stock pursuant to Section 3.2 or 3.3 hereof:

(a) The Bank shall indemnify, to the fullest extent permitted by law, each Workers United Related Party, its officers, directors, employees and Affiliates and each Person who controls such Workers United Related Party (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including but not limited to reasonable legal fees and expenses) to which such Person may become subject, as incurred, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any offering circular under which such Class A Common Stock is offered and sold hereunder or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any offering circular or supplement to an Offering circular, in light of the circumstances under which they were made) not misleading or any violation by the Bank of the Exchange Act or applicable “blue sky” laws in respect of any such offering, except insofar and to the extent as the same are made in reliance and in conformity with information relating to such Workers United Related Party furnished in writing to the Bank by such Workers United Related Party expressly for use therein.

(b) In connection with any offering in which a Workers United Related Party proposes to sell Class A Common Stock, each such Workers United Related Party shall furnish to the Bank in writing such information and affidavits as the Bank reasonably requests for use in connection with any such offering circular (which shall be limited to the legal name and address of such selling stockholder and the number of shares of Class A Common Stock owned by such selling stockholder before and after the offering) and shall indemnify, to the fullest extent permitted by law, the Bank, its respective officers, employees, directors, Affiliates, and each Person who controls the Bank, as the case may be (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including but not limited to reasonable legal fees and expenses) to which such Person may become subject, as incurred, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in such offering circular or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any offering circular or supplement to an offering circular, in light of the circumstances under which they were made) not misleading or any violation by such Workers United Related Party of the Exchange Act or applicable “blue sky” laws in respect of any such offering, but only to the extent that the same are made in reliance and in conformity with information relating to such Workers United Related Party furnished in writing to the Bank by such Workers United Related Party expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Workers United Related Parties and the liability of each such Workers United Related Party shall be several, not joint and several, among such Workers United Related Parties and the liability of each such Workers United Related Party shall be in proportion to and limited to the net amount received (after all underwriting discounts and commissions) by such Workers United Related Party from the sale of Class A Common Stock pursuant to such offering circular.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). The indemnifying party shall not enter into any settlement of the claims so assumed without the consent of the indemnified party (but such consent will not be unreasonably withheld); provided that the consent of the indemnified party will not be required if the settlement involves only the payment of money damages all of which are indemnifiable losses hereunder aid does not involve the imposition of any equitable remedy or admission of wrongdoing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such assumed claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder except to the extent that the indemnifying party is actually and materially prejudiced by the failure promptly to give such notice.

(d) The indemnification provided for under Article III of this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(e) If the indemnification provided for in or pursuant to this Section 3.7 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses. The relative fault of the indemnifying party on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of any selling Workers United Related Party, except in the case of willful misconduct or fraud by such Workers United Related Party, be greater in amount than the amount of net proceeds (after underwriting discounts and commissions) received by such Workers United Related Party upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 3.7(a) or 3.7(b) hereof had been available under the circumstances.

3.8 Miscellaneous.

(a) No Inconsistent or More Favorable Agreements; Pari Passu Status of Rights Granted Hereunder. None of the parties hereto shall enter into any agreement or other arrangement of any kind with any Person with respect to the sale of securities of the Bank which is inconsistent with the provisions of Article III of this Agreement. Except as set forth in the Registration Rights Agreement, the Bank has not provided, and shall not provide, demand offering rights of the type set forth in Section 3.2 or piggyback rights of the type set forth in Section 3.3 and that may be exercised prior to, or in priority to, the exercise of the corresponding registration rights by Workers United Related Parties under this Agreement pursuant to Section 3.2 or Section 3.3, as applicable; provided, however, that, for the avoidance of doubt, the foregoing clause will not restrict the Bank from entering into any agreement providing sales rights that may be exercised at substantially the same time as (or later than), or ranking substantially pari passu with (or junior to), with respect to priority of sales in a Demand Offering or a Piggyback Offering, the sale rights granted to the Workers United Related Parties under this Agreement. The Demand Offering and Piggyback Offering rights granted pursuant to Article III of this Agreement shall be interpreted as substantially pari passu with the Demand Registration and Piggyback Registration rights granted to the Stockholders party to the Registration Rights Agreement.

(b) Post-Holding Company Formation Registration Rights. It is acknowledged by the parties to this Agreement that, as of the date of this Agreement, shares of Class A Common Stock are securities of a depository institution and, accordingly, transfer of such securities is exempt from the registration requirements of the Securities Act. The Bank agrees that, in the event of a Holding Company Formation, to the extent necessary to ensure that shares of the Class A Common Stock are freely transferable pursuant to applicable laws and in order to expedite and facilitate the disposition by the Workers United Related Parties of such securities, for all purposes of this Agreement subsequent to the effectiveness of a Holding Company Formation, the terms “FDIC” and “FDIC Policy Statement” shall refer to the appropriate federal or state governmental authority and applicable Laws, respectively, and the provisions of this Agreement shall be interpreted under the regulations of any such governmental authority and under the applicable laws to give full effect to the intent and purposes of this Agreement.

(c) Recapitalizations, Exchanges Affecting the Class A Common Stock. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to the Class A Common Stock, to any and all shares of stock of the Bank or any successor or assign of the Bank (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of shares of Class A Common Stock, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

4.1 Confidentiality.

(a) Each Workers United Related Party will, and will use its best efforts to cause each of its respective Subsidiaries, Affiliates and representatives to, maintain in confidence and not use in any way other than in connection with evaluating and monitoring its investment in the Bank, any nonpublic or confidential proprietary information furnished to it by or on behalf of the Bank, or any of its Subsidiaries or any other Workers United Related Party or their respective Affiliates and representatives pursuant to this Agreement, except that such information may be disclosed:

(i) to such Workers United Related Party’s directors, officers, employees, agents, general or limited partners, managers, members, fiduciaries, stockholders, representatives or Affiliates of any of the foregoing or to any financial institution providing credit to such Workers United Related Party or its Affiliates or to any financing source or potential financing source of such Workers United Related Party or its Affiliates; provided that such Workers United Related Party shall be responsible for any use or disclosure of such confidential information by such Persons that would constitute a breach of this Section 4.1;

(ii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Workers United Related Party is subject, provided that such Workers United Related Party gives the Bank prompt notice of such request(s), to the extent practicable, so that the Bank may seek an appropriate protective order or similar relief (and the Workers United Related Party shall cooperate (at the expense of the Bank) with such efforts by the Bank, and shall in any event make only the minimum disclosure required by such Law);

(iii) to any Governmental Entity with jurisdiction over such Workers United Related Party or any of its Affiliates or any rating agency in connection with or relating to any securities of such Workers United Related Party or any of its Affiliates which are rated by such rating agency, as long as such Governmental Entity or rating agency is advised of the confidential nature of such information (and, in the case of a rating agency, expressly agrees to maintain the confidentiality of such information); or

(iv) by one Workers United Related Party (or Affiliate thereof) to another Workers United Related Party (or Affiliate thereof).

(b) All information provided under this Agreement shall be subject to this Section 4.1 and shall be deemed confidential; provided, however, that information shall not be deemed confidential if (i) at the time of disclosure, such information is generally available to the public (other than as a result of a disclosure directly by the recipient or any of its representatives in violation of this Section 4.1 or any other agreement by a Workers United Related Party or its Affiliates and its and their officers, directors, employees, attorneys, consultants, accountants and professional advisers prior to the execution of this Agreement), (ii) such information was available to the recipient on a non-confidential basis from a source that was not, at the time of disclosure, prohibited from disclosing such information to the recipient by a contractual, legal or fiduciary obligation, or (iii) such information is known to the recipient prior to or independently of its relationship with the party providing such information. Each Workers United Related Party shall be liable for breaches of this Section 4.1 by any Person to whom it has disclosed confidential information in accordance with clause (a)(i) above, unless such Person to whom it has disclosed confidential information has executed a confidentiality agreement with the Bank, pursuant to which such Person has agreed to keep such information confidential in accordance with this Section 4.1 or in accordance with other confidentiality restrictions with respect to such information that are at least as restrictive as those contained herein.

(c) Notwithstanding anything herein to the contrary, from time to time the Directors may receive certain highly confidential information regarding (i) the compensation of specific individuals (as opposed to general employee compensation information) by the Bank and/or the Bank Subsidiaries, (ii) the pricing of products and services of the Bank and/or the Bank Subsidiaries, or (iii) identifying or other similar information (e.g., names, addresses, tax identification numbers and contact information) related to customers of the Bank and/or the Bank Subsidiaries, in each case that is not provided directly to the Workers United Related Parties and is designated as “Directors Only” information by the Chief Executive Officer of the Bank. The Directors shall not disclose such information to any other Person (other than (x) as may be required by applicable Law, or (y) to their legal advisors for the purpose of seeking legal advice) unless they have first obtained the consent of the designating Chief Executive Officer, such consent not to be unreasonably withheld.

4.2 Information Rights.

(a) The Bank shall maintain, at its principal place of business, separate books of account for the Bank that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Bank’s business in accordance with GAAP consistently applied. Such books of account shall at all times be maintained at the principal place of business of the Bank and shall be open to inspection and examination at reasonable times and upon reasonable notice by each Workers United Related Party and its duly authorized representative for any purpose reasonably related to such Workers United Related Party’s shareholdings in the Bank.

(b) At any time during which the Bank is not required to file annual, quarterly and periodic reports with the FDIC pursuant to Section 13 or 15(d) of the Exchange Act, the Bank will furnish to each Workers United Related Party, as soon as practicable, but in any event within one hundred twenty (120) calendar days after the end of each fiscal year of the Bank, (i) a consolidated balance sheet of the Bank and its Subsidiaries as of the end of such fiscal year and statements of operations, changes in capital and a statement of cash f lows for such fiscal year, such year-end financial reports to be prepared in accordance with GAAP consistently applied and audited and certified by independent public accountants of nationally recognized standing selected by the Bank, together with a comparison of the figures in such financial statements with the figures for the previous fiscal year and the figures in the Bank’s annual operating budget and

(ii) any management letters or other similar correspondence from such accountants.

(c) At any time during which the Bank is not required to file annual, quarterly and periodic reports with the FDIC pursuant to Section 13 or 15(d) of the Exchange Act, the Bank will furnish to each Workers United Related Party, as soon as practicable, but in any event within forty-five (45) calendar days after the end of each of the first three (3) quarters of each fiscal year of the Bank, an unaudited consolidated balance sheet of the Bank and its Subsidiaries as of the end of such fiscal quarter and statements of operations, changes in capital and a statement of cash flows for such fiscal quarter, in each case prepared in accordance with GAAP consistently applied.

(d) On an ongoing basis, the Bank shall provide Workers United Related Parties with such business plans, projections and other financial and operating information reports (and any material revisions or updates to the foregoing) prepared by the Bank in the usual and ordinary course.

4.3 Affiliate Transactions. Except for cash dividends paid by any Bank Subsidiary to the extent necessary to maintain such Bank Subsidiary’s qualification as a REIT under applicable law, the Bank shall not, and shall not permit any of its Subsidiaries to, sell, lease, Transfer or otherwise dispose of any of its properties or assets to, or purchase, lease or otherwise acquire any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Bank (other than one or more of its Subsidiaries), any Workers United Related Party or any “associate” of any Workers United Related Party (within the meaning of Rule 12b-2 under the Exchange Act), unless such transaction is on terms that are no less favorable to the Bank or such Subsidiary than those that would have been obtained in a comparable transaction by the Bank or such Subsidiary with an unrelated Person and such transaction is approved by the Board (including a majority of Directors not interested in the transaction); provided that the foregoing shall not apply to the provision of ordinary course banking services to Affiliates of the Bank; provided, further, that any such transaction (including any referenced in the foregoing proviso) must comply with Sections 23A and 23B of the Federal Reserve Act and with the Federal Reserve Board’s Regulation O and Regulation W, in each case as if the Bank were a “member bank” under the Federal Reserve Act and any applicable statements of policy of the Federal Reserve or the FDIC.

4.4 Transfers.

(a) Each Workers United Related Party agrees that it shall not Transfer any Bank Securities (or solicit any offers in respect of any Transfer of any Bank Securities), except (1) to a Permitted Transferee, (2) in any merger or other recapitalization or business combination transaction authorized and approved by the Board and the stockholders of the Bank in accordance with the Charter, the Bylaws, this Agreement and applicable Law, (3) pursuant to a sale of Bank Securities in accordance with Article III of this Agreement, (4) in the case of the Workers United Related Parties that are signatories to this Agreement, Transfers of Bank Securities owned by them as of the date of this Agreement to labor organization (including joint boards, locals, funds, trusts and similar organizations affiliated therewith) transferees in an amount that does not exceed, in the aggregate, 10% of the total shares of Class A Common Stock issued and outstanding at the time of such Transfer; provided that in the case of a Transfer of Bank Securities contemplated by clause (1) or (4), each transferee shall enter into a written agreement pursuant to which it shall agree to be bound by the provisions of this Agreement with respect to the Bank Securities so transferred. Any Transfer in violation of this Section 4.4 shall be null and void ab initio.

(b) In addition to meeting all of the other requirements of this Agreement, any proposed Transfer by a Workers United Related Party of Bank Securities shall satisfy the following conditions:

(i) the proposed Transfer will not violate the registration provisions of applicable Law;

(ii) the proposed Transfer will not cause all or any portion of the assets of the Bank or the actions of the Board of Directors to become subject to Part 4 of Subtitle B of Title I of ERISA and/or Code Section 4975; and

(iii) the proposed Transfer will not cause the Bank to become a “commonly controlled insured depository institution” (as that term is defined and interpreted for purposes of 12 U.S.C. § 1815(e)) with respect to any insured depository institution that is not a direct or indirect Subsidiary of the Bank.

(c) The Board of Directors may require reasonable evidence as to the foregoing, including, without limitation, an Opinion of Counsel (other than, in the case of clause (i) above, in connection with a Transfer made in accordance with Section 3.1(c) or a Transfer by an Workers United Related Party to one or more Permitted Transferees for no consideration).

(d) The Bank shall promptly amend Exhibit A to reflect any Transfers made pursuant to and in accordance with this Agreement, including this Section 4.4.

(e) In addition to any other legend that may be required, all certificates or other instruments representing the Bank Securities owned by a Workers United Related Party will bear a legend substantially to the following effect:

(i) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER APPLICABLE LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(ii) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, DATED AS OF AUGUST 18, 2018, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY, AND THIS SECURITY MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

(iii) THIS SECURITY IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

(f) Upon the request of a Workers United Related Party, upon receipt by the Bank of an opinion of counsel reasonably satisfactory to the Bank (an “Opinion of Counsel”) to the effect that such legend is no longer required under applicable Laws, the Bank shall promptly cause clause (i) of the legend to be removed from any certificate for any securities to be Transferred in accordance with the terms of this Agreement and clause (ii) of the legend shall be removed upon the expiration of such Transfer and other restrictions set forth in this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Binding Effect; Transfer.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Workers United Related Party that ceases to own beneficially any Bank Securities shall cease to be bound by the terms hereof (other than Sections 4.1, 5.2, 5.4, 5.7, 5.8, 5.9, 5.10, 5.11, and 5.14).

(b) Any Workers United Related Party may transfer all or a portion of its rights hereunder to any Permitted Transferee of such Workers United Related Party in connection with a Transfer by the Workers United Related Party of Bank Securities in accordance with the terms of this Agreement, other than in the case of a pro rata distribution by such Workers United Related Party or Permitted Transferee to its partners, stockholders or other investors who are not Affiliates of such Workers United Related Party or Permitted Transferee.

5.2 Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in Person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or by electronic mail so long as a receipt of such electronic mail is requested and received to the address and individual as identified on the signature page hereof. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt on such Business Day in the place of receipt.

5.3 Waiver; Amendment; Termination.

(a) No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by each of the parties hereto. In addition, any party may waive any provision of this Agreement with respect to itself by an instrument in writing executed by such party, and no waiver by any party hereto of ay provision of the Agreement shall be effective unless so executed in writing by such party; provided that for purposes of any amendment or modification hereof or waiver of any provision hereunder, the Workers United Related Parties shall be deemed to be one party, and Workers United may take such action on behalf of the Workers United Related Parties. No consideration shall be offered or paid to any Workers United Related Party to amend or consent to a waiver or modification of any provision of this Agreement unless the other Workers United Related Parties are offered the same consideration on a pro rata basis (based on the number of Bank Securities held).

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) This Agreement shall terminate automatically and immediately and be of no further force or effect upon the earliest to occur of the following:

(i) a single Person becoming the owner of all of the outstanding Voting Securities;

(ii) the receivership, bankruptcy, liquidation or dissolution of the Bank;

(iii) at such time as the Workers United Related Parties, together with their Affiliates and Permitted Transferees, collectively hold a number of Class A Common Stock that represents less than ten percent (10%) of the total voting power of all then-outstanding Voting Securities; or

(iv) the twentieth (20th) anniversary of the date of this Agreement.

5.4 Fees and Expenses. Except as otherwise provided herein, all out-of-pocket costs and expenses, including the fees and expenses of counsel, incurred in connection with this Agreement and the transactions contemplated hereby and all matters related hereto shall be paid by the party incurring such costs and expenses.

5.5 Regulatory Matters.

(a) Each Workers United Related Party acknowledges, represents, warrants and agrees that this Agreement (i) relates only to its interest in the Bank, (ii) will terminate in accordance with Section 5.3(c) of this Agreement, and (iii) does not create an association among the Workers United Related Parties to engage in activities other than through the Bank.

(b) Unless approved in advance by the affected Workers United Related Party and, in the case of clause (i) below only, the Bank, neither the Bank nor any other Workers United Related Party shall take any action, including the exercise of any right granted under this Agreement, that would cause any Workers United Related Party or any Affiliate of such Workers United Related Party to be required (i) to register as a bank holding company under the BHC Act with respect to the Bank or (ii) to file a notice under the Change in Bank Control Act of 1978 with respect to the Bank.

(c) No Workers United Related Party shall take, permit or allow any action that would cause the Bank or any other insured depository institution that is a direct or indirect Subsidiary of the Bank to become a “commonly controlled insured depository institution” (as that term is defined and interpreted for purposes of 12 U.S.C. § 1815(e), as may be amended or supplemented from time to time, and any successor thereto) with respect to any institution that is not a direct or indirect Subsidiary of the Bank.

(d) In the event that the Bank or any Workers United Related Party, as applicable, breaches its obligations under this Section 5.5 or believes that it is reasonably likely to breach such obligations, it shall immediately notify the other parties and shall cooperate in good faith with the affected other parties promptly to modify any ownership or other arrangements or take any other action, in each case as is necessary to cure or avoid such breach; provided that no such modification shall require any Workers United Related Party to increase or (other than the breaching Workers United Related Party) decrease its ownership interest in the Bank without the consent of such Workers United Related Party.

(e) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 5.5 shall supersede and control with respect to any other provision of this Agreement that may conflict with or that may result in a breach of any of the provisions described in this Section 5.5, and the provisions of this Section 5.5 shall apply, mutatis mutandis, to all of the provisions of this Agreement to the extent necessary to cause such other provisions of this Agreement to comply with this Section 5.5.

(f) The Bank shall not reduce the aggregate size of the Board to less than thirteen (13) members (including seats that are temporarily vacant).

5.6 Corporate Opportunities.

(a) Each Workers United Related Party and any of its Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Bank or any Subsidiary thereof, and the Bank, any Subsidiary thereof, the Directors, the directors of any Subsidiary of the Bank and the other Workers United Related Parties shall have no rights by virtue of this Agreement in and to such ventures or the income or prof its derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Bank, shall not be deemed wrongful or improper.

(b) Except as otherwise provided below, no Workers United Related Party, any of its directors, principals, officers, members, limited or general partners, fiduciaries, managers, employees and/or other representatives or its or their Affiliates or Director designees shall be obligated to refer or present any particular business opportunity to the Bank or any Subsidiary thereof even if such opportunity is of a character that, if referred or presented to the Bank or any Subsidiary thereof, could be taken by the Bank or any Subsidiary thereof, and any such Workers United Related Party, Workers United Related Party or any of its or their Affiliates, respectively, shall have the right to take for its own account (individually or as a partner, investor, member, participant or fiduciary) or to recommend to others such particular opportunity.

(c) In the event that a Director of the Bank who is also a director, officer or employee of an Workers United Related Party or any of its Affiliates acquires knowledge of a potential transaction or other matter which may be a corporate or business opportunity for both the Bank and such Workers United Related Party, such Director of the Bank shall have fully satisfied and fulfilled the fiduciary duty of such Director to the Bank and its stockholders with respect to such corporate or other business opportunity, if such Director acts in a manner consistent with the following policy: A business or corporate opportunity offered to any person who is a Director but not an officer of the Bank and who is a director, officer, employee, partner, member or stockholder of an Workers United Related Party or any of its Affiliates shall belong to the Bank only if such opportunity is expressly offered to such person in his or her capacity as a Director of the Bank, and otherwise shall belong to such Workers United Related Party.

(d) Notwithstanding Sections 5.6(b) and (c), if a particular opportunity is expressly presented by a third party to a Director or, to the actual knowledge of such Director, to the Workers United Related Party appointing such Director or any Workers United Related Party Parties or Affiliates thereof, as an opportunity specifically for the Bank or any of the Bank Subsidiaries, such opportunity shall be presented to the Board, and if both (x) the Bank or any Bank Subsidiary, and (y) any such Director or, to the actual knowledge of such Director, the Workers United Related Party appointing such Director or an Affiliate thereof, pursues such opportunity, such Workers United Related Party and any Director appointed by such Workers United Related Party shall have no right to participate in any vote or consent or deliberations of the Board or the Workers United Related Parties, as the case may be, with respect to such opportunity.

(e) No act or omission by any Workers United Related Party or any of their Affiliates in accordance with this Section 5.6 shall be considered contrary to (i) any fiduciary duty that such Workers United Related Party, any Workers United Related Party or any of their Affiliates may owe to the Bank or any of its Subsidiaries or to any other stockholder by reason of such Workers United Related Party being a stockholder of the Bank, or (ii) any fiduciary duty of any Director of the Bank or of any of its Subsidiaries who is also a director, officer or employee of any Workers United Related Party or any of their Affiliates to the Bank or any of its Subsidiaries, or to any stockholder thereof.

5.7 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement (including, in the case of the Bank, the approval and adoption of any and all organizational documents to effectuate the transactions contemplated herein).

5.8 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.9 Jurisdiction. The parties hereby irrevocably and unconditionally agree that any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York sitting in the borough of Manhattan, New York, New York, or, if that court does not have subject matter jurisdiction, in any New York State court located in The City and County of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.2 shall be deemed effective service of process on such party. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts referred to above for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

5.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.11 Specific Enforcement. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

5.12 Benefits of Agreement. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns.

5.13 Counterparts; Effectiveness. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed as sufficient as if actual signature pages had been delivered.

5.14 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the documents referred to herein constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

5.15 Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the Workers United Related Parties or the Bank) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.16 Publicity. Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and no party hereto will make any such news release or public disclosure without first consulting with the other parties hereto and receiving their consent (which shall not be unreasonably withheld, conditioned, or delayed), and each party shall coordinate with the others with respect to any such news release or public disclosure.

5.17 No Recourse. This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of any of the Workers United Related Parties or any other party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

AMALGAMATED BANK

By:	/s/ Keith Mestrich
Name:	Keith Mestrich
Title:	Chief Executive Officer and President

Information for Notices:

Amalgamated Bank 275 Seventh Avenue
New York, NY 10001

Attn:	Deborah Silodor

Facsimile: (212) 895-4726

Email:	deborahsilodor@amalgamatedbank.com

[Signature Page to Investor Rights Agreement]

CHICAGO & MIDWEST REGIONAL
JOINT BOARD, WORKERS UNITED

By:	/s/ Naomi K. Hanshew
Name:	Naomi K. Hanshew
Title:	Manager, CMRJB

Information for notices:

Name:	Kathy Hanshew
Address:	C/O CMRJB 333 S. Ashland Ane Chicago, IL 60607
Fax:	(312) 738-9985
Email:	Khanshew@cmrjb.org

[Signature Page to Investor Rights Agreement]

LAUNDRY, DISTRIBUTION & FOOD SERVICE JOINT BOARD, WORKERS UNITED

By:	/s/ Alberto Arroyo
Name:	Alberto Arroyo
Title:	Co-Manager

By:	/s/ Megan Chambers
Name:	Megan Chambers
Title:	Co-Manager

Information for notices:

Name:	Alberto Arroyo
Address:	701 McCarter Hwy, Newark, NJ 07102
Fax:	(973) 735-6465
Email:	aarroyo@idfsunion.org

[Signature Page to Investor Rights Agreement]

LOCAL 50, WORKERS UNITED

By:	/s/ Christopher Duarte
Name:	Christopher Duarte
Title:	President

Information for notices:

Name:	Local 50
Address:	527 S. Harbor Blvd. Anaheim, CA 92805
Fax:	(714) 502-0870
Email:	Chrisd@wulocal50.org

[Signature Page to Investor Rights Agreement]

MID-ATLANTIC REGIONAL JOINT BOARD, WORKERS UNITED

By:	/s/ Teresa Wood
Name:	Teresa Wood
Title:	Regional Director

Information for notices:

Name:	Teresa Wood
Address:	5735 Industry Lane Bld.C st. 101 Frederick, MD 21704
Fax:	(410) 659-1790
Email:	twood@marjb.org

[Signature Page to Investor Rights Agreement]

NEW YORK-NEW JERSEY REGIONAL JOINT BOARD, WORKERS UNITED

By:	/s/ Julie Kelly
Name:	Julie Kelly
Title:	General Manager

Information for notices:

Name:	Julie Kelly
Address:	305 7th Ave, 7th Floor NY, NY 10001
Fax:	(212) 475 - 6093
Email:	jKelly@workersunitednynj.org

[Signature Page to Investor Rights Agreement]

NEW YORK METROPOLITAN AREA JOINT BOARD, WORKERS UNITED

By:	/s/ Edgar Romney
Name:	Edgar Romney
Title:	Manager Joint Board

Information for notices:

Name:	NY Metropolitan Area JB.
Address:	5 Penn Plaza, 23rd Fl, NYC 10001
Fax:	(212) 895-4720
Email:	edgar.romney@workers-united.org

[Signature Page to Investor Rights Agreement]

PENSYLVANIA JOINT BOARD, WORKERS UNITED

By:	/s/ David Melman
Name:	David Melman
Title:	Manager, PA Joint Board, Workers United

Information for notices:

Name:	David Melman
Address:	1017 Hamilton St., Allentown, PA 18101
Fax:	(610) 433 6203
Email:	Dmelman@pajabwu.org

[Signature Page to Investor Rights Agreement]

PHILADELPHIA JOINT BOARD, WORKERS UNITED

By:	/s/ Lynne P. Fox
Name:	Lynne P. Fox
Title:	Manager

Information for notices:

Name:	Lynne P. Fox
Address:	225 22nd st. Philadelphia, PA 19103
Fax:	(215) 751-0513
Email:	Ifox@pjbworkersunited.org

[Signature Page to Investor Rights Agreement]

ROCHESTER REGIONAL JOINT BOARD
FUND FOR THE FUTURE

By:	/s/ Gary J. Bonadonna Jr.
Name:	Gary J. Bonadonna Jr.
Title:	Trustee

Information for notices:

Name:	Gary J. Bonadonna Jr.
Address:	750 East Avenue, Rochester, NY 14607
Fax:	(585) 473-2109
Email:	gbonadonnajr@rrjb.org

[Signature Page to Investor Rights Agreement]

ROCHESTER REGIONAL JOINT BOARD,
WORKERS UNITED

By:	/s/ Gary J. Bonadonna Jr.
Name:	Gary J. Bonadonna Jr.
Title:	Manager

Information for notices:

Name:	Gary J. Bonadonna Jr.
Address:	750 East Ave, Rochester, NY 14607
Fax:	(585) 473-2109
Email:	gbonadonnajr@rrjb.org

[Signature Page to Investor Rights Agreement]

SOUTHERN REGIONAL JOINT BOARD,
WORKERS UNITED

By:	/s/ Harris L. Raynor
Name:	Harris L. Raynor
Title:	Southern Region Director, Workers United

Information for notices:

Name:	Harris L. Raynor
Address:	4405 Mall Blvd. #600 Union City, GA 30291
Fax:	(770) 306 8939
Email:	HLRaynor@bellsouth.net

[Signature Page to Investor Rights Agreement]

WESTERN STATES REGIONAL JOINT
BOARD, WORKERS UNITED

By:	/s/ Maria Rivera
Name:	Maria Rivera
Title:	Regional Manager

Information for notices:

Name:	Maria Rivera
Address:	920 S alvarado St. LA, CA 90006
Fax:	(213) 385 2615
Email:	mrivera@wsrjb.org

[Signature Page to Investor Rights Agreement]

WORKERS UNITED CANADA COUNCIL

By:	/s/ Barry Fowlie
Name:	Barry Fowlie
Title:	Director

Information for notices:

Name:	Workers United Canada Council
Address:	2810 Skymark Ave. Unit 10A Mississauga, ON L4W 5A6
Fax:	(416) 510-0891
Email:	bfowlie@workersunitedunion.ca

[Signature Page to Investor Rights Agreement]

WORKERS UNITED

By:	/s/ Edgar Romney
Name:	Edgar Romney
Title:	Secretary/Treasurer

Information for notices:

Name:	Workers United
Address:	275 Seventh Ave, 6th FI, NYC 10001
Fax:	(212) 895-4720
Email:	edgar.romney@workers-united.org

[Signature Page to Investor Rights Agreement]

EXHIBIT A

WORKERS UNITED RELATED PARTIES

WORKERS UNITED RELATED PARTIES:

Chicago & Midwest Regional Joint Board, Workers United

Laundry, Distribution & Food Service Joint Board, Workers United

Local 50, Workers United

Mid-Atlantic Regional Joint Board, Workers United

New York Metropolitan Area Joint Board, Workers United

New York-New Jersey Regional Joint Board, Workers United

Pennsylvania Joint Board, Workers United

Philadelphia Joint Board, Workers United

Rochester Regional Joint Board Fund for the Future

Rochester Regional Joint Board, Workers United

Southern Regional Joint Board, Workers United

Workers United Western States Regional Joint Board

Workers United Workers United Canada Council

Workers United

EXHIBIT B

FORM OF DIRECTOR INDEMNIFICATION AGREEMENT

AMALGAMATED BANK

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated as of [•], is made between Amalgamated Bank, a New York State banking corporation (the “Bank”), and [•] (“Indemnitee”).

RECITALS

A. Indemnitee is willing to serve as a director of the Bank, and in such capacity Indemnitee will perform valuable services for the Bank.

B. The bylaws of the Bank (the “Bylaws”) provide for the indemnification of members of its Board of Directors to the full extent permitted by the laws of the State of New York, including the New York Banking Law (the “Act”).

C. The Act is not exclusive in the rights provided, and it contemplates that agreements may be entered into between the Bank and the members of its Board of Directors, as well as its officers, employees and/or agents with respect to the indemnification of such directors, officers, employees and/or agents

D. In order to induce Indemnitee to serve as a director of the Bank, the Bank has agreed to enter into this Agreement with Indemnitee.

AGREEMENT

In consideration of the recitals above, the mutual covenants and agreements herein contained, and Indemnitee’s service as a director of the Bank after the date hereof, the parties to this Agreement agree as follows:

1. Indemnity of Indemnitee

1.1 Scope. If Indemnitee was or is made a party, or is threatened to be made a party, to or is otherwise involved (including, without limitation, as a witness) in any Proceeding (as defined below), subject to Section 5, the Bank agrees to and shall hold harmless and indemnify Indemnitee from and against any and all losses, claims, damages, liabilities or expenses (including attorneys’ fees, judgments, fines, taxes or penalties, amounts paid in settlement and other expenses incurred in connection with such Proceeding), which are actually incurred by Indemnitee in connection with such Proceeding and are reasonably documented (collectively, “Damages”) to the full extent permitted by law, notwithstanding that such indemnification is not specifically authorized by this Agreement, the Bank’s Organization Certificate (the “Charter”), the Bylaws, the Act or otherwise. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule regarding the right of a New York banking institution to indemnify a member of its Board of Directors, such change, to the extent that it would expand Indemnitee’s rights hereunder, shall be within the purview of Indemnitee’s rights and the Bank’s obligations hereunder, and, to the extent that it would narrow Indemnitee’s rights hereunder, shall be excluded from this Agreement.

1.2 Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Act, the Charter, the Bylaws, any agreement, any general or specific action of the Bank’s Board of Directors, vote of stockholders or otherwise. To the extent that there is a conflict or inconsistency between the terms of this Agreement and the Charter or Bylaws, it is the intent of the parties hereto that the Indemnitee shall enjoy the greater benefits regardless of whether contained herein, in the Charter or in the Bylaws. No amendment or alteration of the Charter or Bylaws or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement.

1.3 Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Bank for some or a portion of Indemnitee’s expenses incurred in any Proceeding, but not, however, for all of the total amount thereof, the Bank shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

1.4 Burden of Proof. In connection with any determination by the Board of Directors, any court or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the Board of Directors or court shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the burden of proof shall be on the Bank or its representative to establish that Indemnitee is not so entitled.

1.5 Reliance as Safe Harbor. Indemnitee shall be entitled to indemnification for any action or omission to act undertaken (i) in good faith reliance upon the records of the Bank, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Bank or any of its subsidiaries in the course of their duties, or by committees of the Board of Directors, or (ii) on behalf of the Bank in furtherance of the interests of the Bank in good faith in reliance upon, and in accordance with, the advice of the Bank’s legal counsel, accountants or other advisors, provided such legal counsel or accountants were selected with reasonable care by or on behalf of the Bank. In addition, the knowledge and/or rations, or failures to act, of any other director, officer, agent or employee of the Bank shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

1.6 Definition of Proceeding. For purposes of this Agreement, “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which Indemnitee is, was or becomes involved by reason of the fact that Indemnitee, or Indemnitee’s testator or intestate, is or was a director of the Bank or that, being or having been such a director, Indemnitee is or was serving at the Bank’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (collectively a “Related Company”), including service with respect to an employee benefit plan; provided, however, that, except with respect to an action to enforce the provisions of this Agreement, “Proceeding” shall not include any action, suit or proceeding instituted by or at the direction of Indemnitee unless such action, suit or proceeding is or was authorized by the Bank’s Board of Directors.

1.7 Survival. The indemnification provided under this Agreement shall apply to any and all Proceedings, notwithstanding that Indemnitee has ceased to be a director of the Bank, or a director, officer, partner, trustee, employee or agent of a Related Company.

1.8 Liability Insurance. The Bank shall use its reasonable best efforts to purchase and maintain a policy or policies of insurance with reputable insurance companies with A.M . Best Financial Strength Ratings of “B+” or better, providing Indemnitee with coverage for any liability asserted against, or incurred by, Indemnitee or on Indemnitee’s behalf by reason of the fact that Indemnitee is or was a director of the Bank or that, being or having been such a director, Indemnitee is or was serving at the Bank’s request as a director, officer, partner, trustee, employee or agent of a Related Company, including service with respect to an employee benefit plan, whether or not the Bank would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement. Such insurance policies shall have coverage terms and policy limits at least as favorable to Indemnitee as the insurance coverage provided to any other director or officer of the Bank. If the Bank has such insurance in effect at the time the Bank receives from Indemnitee any notice of the commencement of a Proceeding, the Bank shall give prompt notice of the commencement of such Proceeding to the relevant insurer in accordance with the procedures set forth in the policy. The Bank shall thereafter take all necessary or desirable action to cause any such insurer to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policy.

2. Expense Advances; Indemnification Procedure

2.1 Generally. Subject to Section 2.2 and Section 5, the right to indemnification of Damages conferred by Section 1 shall include the right to have the Bank pay any expenses of Indemnitee indemnifiable pursuant to Section 1.1 hereof as such expenses are incurred and in advance of such Proceeding’s final disposition (such right is referred to hereinafter as an “Expense Advance”). The Indemnitee’s right to an Expense Advance is absolute and shall not be subject to any condition that the Bank’s Board of Directors shall not have determined that the Indemnitee is not entitled to be indemnified under applicable law. Requests of Indemnitee for advances shall be made in writing and shall provide a reasonable accounting for the expenses to be advanced by the Bank.

2.2 Conditions to Expense Advance. The Bank’s obligation to provide an Expense Advance is subject to the following conditions:

2.2.1 Undertaking. If the Proceeding arose in connection with Indemnitee’s service as a director of the Bank, then Indemnitee or his or her representative shall have executed and delivered to the Bank a written undertaking, which must be an unlimited general obligation, but shall be unsecured and interest-free and shall be accepted without reference to Indemnitee’s financial ability to make repayment, by or on behalf of Indemnitee to repay all Expense Advances if and to the extent that it shall ultimately be determined by a final , unappealable decision rendered by a court having jurisdiction over the parties and the question that Indemnitee is not entitled to be indemnified by the Bank as authorized hereby.

2.2.2 Cooperation. Indemnitee shall give the Bank such information and cooperation as it may reasonably request and as shall be within Indemnitee’s power.

2.2.3 Affirmation. Indemnitee shall furnish, upon request by the Bank and if required under applicable law, a written affirmation of Indemnitee’s good faith belief that he or she has met the standard of conduct described in Section 7018 of the Act.

2.3 Indemnification Procedure. To obtain indemnification under this Agreement, Indemnitee shall submit to the Bank a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Bank shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Bank, or to provide such a request in a timely fashion, shall not relieve the Bank of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Bank. Upon any such written request by Indemnitee for indemnification, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case in the manner required by applicable law, including Section 7020 of the Act. Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any written request pursuant to this Section 2.3 shall be directed to the General Counsel of the Bank at the address shown on the signature page of this Agreement (or such other address as the Bank shall designate in writing to Indemnitee pursuant to Section 10).

3. Priority

3.1 Bank Fully and Primarily Responsible. Given that certain Jointly Indemnifiable Claims may arise due to the relationship between the Fund Entities and the Bank, and the service of Indemnitee as a director of the Bank at the request of the Fund Entities, the Bank acknowledges and agrees that the Bank shall be fully and primarily responsible for the indemnification and advancement of expenses of Indemnitee in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with the terms of this Agreement and applicable law, irrespective of any right of recovery Indemnitee may have from the Fund Entities or any of their respective Affiliates. Under no circumstances shall the Bank be entitled to any right of contribution by the Fund Entities or any of their Affiliates and no right of recovery Indemnitee may have from the Fund Entities or any of their respective Affiliates shall reduce or otherwise alter the rights of Indemnitee or the obligations of the Bank under this Agreement. In the event that any of the Fund Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, the Fund Entities making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Bank under the terms of this Agreement, and the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Fund Entities effectively to bring suit to enforce such rights Each of the Fund Entities shall be third-party beneficiaries with respect to this Section 3, entitled to enforce this Section 3 against the Bank as though each of the Fund Entities were a party to this Agreement.

3.2 Definitions For purposes of this Section 3:

3.2.1 Affiliate. “Affiliate” shall mean, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, (i) “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise, and (ii) “person” has the meaning given to it in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor statute and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

3.2.2 Fund Entities. “Fund Entities” shall mean any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise (other than the Bank or any Related Company as to which Indemnitee has agreed, on behalf of the Bank or at the Bank’s request, to serve as a director, officer, partner, trustee, employee or agent and which service is covered by this Agreement) from whom Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Bank may also have an indemnification or advancement obligation.

3.2.3 Jointly Indemnifiable Claims. “Jointly Indemnifiable Claim” shall mean any claim for which Indemnitee may be entitled to indemnification both from any Fund Entity, on the one hand, and the Bank, on the other hand, pursuant to applicable law, any indemnification agreement or the certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Bank or such Fund Entity.

4. Procedures for Enforcement

4.1 Enforcement. In the event that (i) a determination is made pursuant to Section 2.3 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) an Expense Advance is not made pursuant to Section 2.1 and 2.2 of this Agreement within 20 days after receipt by the Bank of a written request therefor, or (iii) payment of indemnification is not made within 20 days after any required determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled, for a period of one year after any such determination is made or receipt by the Bank of any such written request therefor, as the case may be, to an adjudication in a Chosen Court (as defined below) of Indemnitee’s entitlement to such indemnification (an “Enforcement Action”). It shall be a defense to any such action that Indemnitee has not met the standards of conduct which make it permissible under the Act for the Bank to indemnify Indemnitee for the amount claimed; provided, however, that the Bank shall bear the burden of proof to establish that Indemnitee has not met the standards of conduct permissible under the Act.

4.2 Presumptions in Enforcement Action. In any Enforcement Action the following presumptions (and limitation on presumptions) shall apply:

(a) The Bank shall conclusively be presumed to have entered into this Agreement and assumed the obligations imposed on it hereunder in order to induce Indemnitee to serve as a director of the Bank;

(b) Neither (i) the failure of the Bank (including the Bank’s Board of Directors, independent or special legal counsel or the Bank’s stockholders) to have made a determination prior to the commencement of the Enforcement Action that indemnification of Indemnitee is proper in the circumstances nor (ii) an actual determination by the Bank, its Board of Directors, independent or special legal counsel or stockholders that Indemnitee is not entitled to indemnification shall be a defense to the Enforcement Action or create a presumption that Indemnitee is not entitled to indemnification hereunder; and

(c) If Indemnitee is or was serving as a director, officer, employee, trustee or agent of a corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Bank or in an executive or management capacity in a partnership, joint venture, trust or other enterprise of which the Bank or a wholly-owned subsidiary of the Bank is a general partner or has a majority ownership, then such corporation, partnership, joint venture, trust or enterprise shall conclusively be deemed a Related Company and Indemnitee shall conclusively be deemed to be serving such Related Company at the request of the Bank.

4.3 Attorneys’ Fees and Expenses for Enforcement Action. In the event Indemnitee is required to bring an Enforcement Action, the Bank shall indemnify and hold harmless Indemnitee against all of Indemnitee’s fees and expenses in bringing and pursuing the Enforcement Action (including attorneys’ fees at any stage, including on appeal), which fees and expenses are actually and reasonably incurred by Indemnitee in connection with such Enforcement Action and are reasonably documented; provided, however, that the Bank shall not be required to provide such indemnity for such attorneys’ fees or expenses if a court of competent jurisdiction makes a final non-appealable determination that each of the material assertions made by Indemnitee in such Enforcement Action was not made in bad faith and were the result of active and deliberate dishonesty.

5. Limitations on Indemnity; Mutual Acknowledgment

5.1 Limitation on Indemnity. Notwithstanding anything herein to the contrary, no indemnity pursuant to this Agreement shall be provided by the Bank:

(a) For Damages that have been paid directly to Indemnitee by any other source (including an insurance carrier under a policy of officers’ and directors’ liability insurance maintained by the Bank) other than Fund Entities pursuant to Section 3;

(b) On account of Indemnitee’s conduct which is has been determined by a non-appealable final adjudication to fall within one or more of the exclusions set forth in the Act;

(c) If a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; or

(d) With regard to any judicial award if the Bank was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action which has resulted in actual material prejudice to the Bank; provided, however, that the Bank’s liability hereunder shall not be excused if participation in the Proceeding by the Bank was not permitted by this Agreement.

5.2 Legal Limitation. Both the Bank and Indemnitee acknowledge that in certain instances, applicable law or regulation may prohibit the Bank from or limit the Bank in indemnifying its directors and officers, and/or the directors and officers of any Related Company under this Agreement or otherwise. The Indemnitee further acknowledges that regulatory approval may be, under applicable law or regulation, required in advance of, and as a condition to, any payment hereunder. To the extent that any such approval must be obtained by the Bank, the Bank shall take all actions reasonably necessary to obtain any such approval and to file all notices with respect to any indemnification payment required by Section 7022 of the Act or otherwise. Notwithstanding anything herein to the contrary, the Bank shall not be required to make any indemnification payment (including without limitation any Expense Advance) to the extent such payment is prohibited or limited pursuant to 12 U.S.C. § 1828(k) or by 12 C.F.R. Part 359 or Sections 7018—7023 of the Act and any such payment made shall be in compliance with requirements imposed pursuant to 12 U.S.C. § 1828(k) or by 12 C.F.R Part 359 or Sections 7018—7023 of the Act including, without limitation, any required agreements of Indemnitee.

6. Notification and Defense of Claim

6.1 Notification. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will , if a claim in respect thereof is to be made against the Bank under this Agreement, notify the Bank of the commencement thereof; but the omission to so notify the Bank will not relieve the Bank from any liability which it may have to Indemnitee under this Agreement unless and only to the extent that such omission can be shown to have actually and materially prejudiced the Bank’s ability to defend the Proceeding. Notice to the Bank shall be directed to the General Counsel of the Bank at the address shown on the signature page of this Agreement (or such other address as the Bank shall designate in writing to Indemnitee pursuant to Section 10).

6.2 Defense of Claim. With respect to any Proceeding as to which Indemnitee seeks indemnification or reimbursement hereunder:

(a) The Bank may participate therein at its own expense;

(b) The Bank, by itself or jointly with any other indemnifying party similarly notified, may assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Bank to Indemnitee of its election to assume the defense thereof, the Bank shall not be liable to Indemnitee under this Agreement for any legal or other expenses (other than reasonable costs of investigation) subsequently incurred by Indemnitee in connection with the defense thereof unless (i) the employment of counsel by Indemnitee has been authorized by the Bank, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Bank and Indemnitee in the conduct of the defense of such action, or (iii) the Bank shall not within 30 days, in fact, have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Bank. The Bank shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Bank or as to which Indemnitee shall have made the conclusion provided for in clause (ii) above. For the avoidance of doubt, Indemnitee shall not be required to utilize counsel selected by or representing the Bank or any other Indemnitee without the express consent of Indemnitee, which consent may be withheld in his or her discretion;

(c) Subject to the Bank’s compliance with its obligations under Section 2.1, the Bank shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent;

(d) The Bank shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent;

(e) Indemnitee shall give the Bank such information and cooperation as it may reasonably request and as shall be within Indemnitee’s power;

(f) To the fullest extent permitted by applicable law, the Bank’s assumption of the defense of a Proceeding pursuant to this Section 6 will constitute an irrevocable acknowledgement by the Bank that any expenses incurred by or for the account of Indemnitee that are payable by the Bank pursuant to Section 6.2(b) in connection therewith are indemnifiable by the Bank hereunder.

7. Subrogation

In the event of payment under this Agreement by or on behalf of the Bank, except as provided in Section 3, the Bank shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers that may be required and shall do all things that may be necessary to secure such rights, including without limitation, the execution of such documents as may be necessary to enable the Bank effectively to bring suit to enforce such rights The Bank shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

8. Severability

Nothing in this Agreement is intended to require or shall be construed as requiring the Bank to do or fail to do any act in violation of applicable law. The Bank’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable, as provided in this Section 8. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Bank shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

9. Governing Law; Binding Effect; Amendment and Termination; Specific Performance

(a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York.

(b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Bank), assigns, spouses, heirs, executors and personal and legal representatives. The Bank shall require and cause any successor(s) (whether directly or indirectly, whether in one or a series of transactions, and whether by purchase, merger, consolidation, or otherwise) to all or a significant portion of the business and/or assets of the Bank and/or its subsidiaries (on a consolidated basis) expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place; provided that no such assumption shall relieve the Bank from its obligations hereunder and any obligations shall thereafter be joint and several. Except as provided in Section 3.1, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement to any persons other than the parties to it and their respective successors and assigns (including an estate of Indemnitee), nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party hereto.

(c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties.

(d) The parties recognize that if any provision of this Agreement is violated by the parties hereto, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to obtain specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.

(e) The parties hereby irrevocably and unconditionally agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought in the United States District Court for the Southern District of New York sitting in the borough of Manhattan, New York, New York, or, if that court does not have subject matter jurisdiction, in any New York State court located in The City and County of New York (such courts, the “Chosen Courts”), and each of the parties hereby irrevocably consents to the jurisdiction of the Chosen Courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any Chosen Court or that any such suit, action or proceeding which is brought in any Chosen Court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Chosen Court. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Chosen Courts for any actions, suits or proceedings arising out of or relating to this Agreement.

10. Miscellaneous

(a) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by domestic certified or registered mail, postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice given pursuant to this Section 10.

(b) This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall constitute an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the day and year first above written.

AMALGAMATED BANK

By:
Name:
Title:

INDEMNITEE

By:
Name:
Title:

EXHIBIT C

BYLAWS OF THE BANK

[Intentionally Omitted pursuant to Regulation S-K, Item 601(a)(5)]

EXHIBIT D

CHARTER OF THE WORKERS UNITED ADVISORY BOARD

[Intentionally Omitted pursuant to Regulation S-K, Item 601(a)(5)]

D-1

SCHEDULE I

INCUMBENT DIRECTORS

Name of Director	Type of Nominee
Lynne P. Fox	WURP Nominee
Edgar Romney, Sr.	WURP Nominee
Julie Kelly	WURP Nominee
Patricia Diaz Dennis	WURP Nominee(1)
Maryann Bruce	WURP Nominee(1)
Steve R. Sleigh	Investor Stockholder Nominee(2)
Stephen J. Toy	Investor Stockholder Nominee(2)
Keith Mestrich	N/A
Robert G. Romasco	N/A
Robert C. Dinerstein	N/A
John McDonagh	N/A
Mark A. Finser	N/A
Donald E. Bouffard, Jr.	N/A

(1)	Indicates a WURP Nominee who is also an Independent Nominee.
(2)	Indicates a Director designated pursuant to other contractual obligations of the Bank.